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                               LECHTERS - OFFICE
                            MEMORANDUM OF AGREEMENT

      WHEREAS, the parties have met to modify the contract with an intent to provide better benefits to the office personnel employed by Lechters, it is hereby agreed, by and between Local 99 UNITE and Lechters, Inc., to modify the existing collective bargaining agreement ("Agreement"), whose term is July 1, 1997 to June 30, 2000.

      NOW, THEREFORE, it is agreed:

      1. Paragraph 21, "Severance Fund - Termination or Dismissal of Benefits" shall be modified as follows:

            a. Effective January 1, 1998, subsection "a" shall be modified in that the contribution rate shall be changed from 1/2% to 0%.

            b. The following paragraph shall be inserted as subsection "g" and the paragraphs following shall be re-lettered to effect this change.

            g. The amount of benefits due from the Fund shall equal the average base weekly salary of each covered employee as of December 31st of the year prior to termination, multiplied by every full year of employment as of December 31 of the year prior to termination (with six (6) months or more in an employment in the prior year rounded to the next higher year and less than six (6) months of employment in the prior year rounded to the last full year.) Such payment, however, is not to exceed the relative proportion of Trust assets as reported as of December 31st of the last calendar year that covered employees entitled to receive such benefits as a result of termination compares to the total number of covered employees liabilities for all workers under the Plan who would be entitled to receive benefits in the event of a total shutdown.

            For the purpose of determining the aforesaid "average base weekly salary" for computation of benefits herein, the average base salary wage of the covered employee shall be determined by multiplying the employee's regular hourly base wage effective as of the December 31st preceding the date of termination, multiplied by the number of regular weekly work hours in a week under the
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            collective bargaining agreement for full-time employees (i.e., 35 hours/week) and for employees who are not full-time employees, the number of hours in a regular work week shall be the average number of hours that the employee worked each week during the twenty-six
            (26) weeks immediately preceding the date of termination.

      2. Effective January 1, 1998, paragraph 20 "Benefit Funds," subsection "c" shall be modified to increase by 1/2% the contribution required to be made gross weekly payroll to the Health and Welfare Fund for benefits provided to participants.

      3. Eliminate all unessential administrative costs except for essential expenses such as audit expenses, tax report filings (Form 5500) and related expenses. [Fund to pay all administrative expenses.]

      4. Increase efforts in achieving investment return on fund assets.

      5. In all other respects the Agreement is confirmed.

AGREED AND ACCEPTED:
LECHTERS, INC.

By:_________________________________            ______________________________
                                                Dated

AGREED AND ACCEPTED:
LOCAL 99, UNITE

By:_________________________________            ______________________________
                                                Dated


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